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                                                                    Exhibit 99.1


                                             Patriot American Hospitality, Inc.
                                             3030 LBJ Freeway, Suite 1500
                                             Dallas, TX 75234
                                             NYSE: PAH

Bay Meadows Operating Company                California Jockey Club
2600 South Delaware Street                   2600 South Delaware Street
P.O. Box 5050                                P.O. Box 1117
San Mateo, California 94402                  San Mateo, California 94402


AT THE PATRIOT AMERICAN:  AT THE FINANCIAL RELATIONS BOARD:
-----------------------   --------------------------------
Paul Nussbaum             Bess Gallanis     Clair Koeneman     Bob Schwaller
Chairman & CEO            Media Inquiries   Analyst Inquiries  General Inquiries
972-888-8000              212-661-8030      312-640-6784       972-888-8087

AT CALIFORNIA JOCKEY CLUB AND BAY MEADOWS OPERATING COMPANY:
-----------------------------------------------------------
Kjell Qvale                             Jack Liebau,
Chairman, California Jockey Club        President/CEO, Bay Meadows
415-776-7700                            415-573-4505

              PATRIOT AMERICAN HOSPITALITY AGREES TO ACQUIRE
        CALIFORNIA JOCKEY CLUB AND BAY MEADOWS OPERATING COMPANY FOR
                        $33.00 PER SHARE IN CASH OR STOCK;
             TRANSACTION WILL MAKE PATRIOT A "PAIRED SHARE" REIT


DALLAS, TEXAS AND SAN MATEO, CALIFORNIA, October 31, 1996 -- Patriot American Hospitality, Inc. (NYSE: PAH), California Jockey Club and Bay Meadows Operating Company (ASE: CJ) jointly announced today that they had entered into a binding agreement for Patriot American to acquire California Jockey Club and Bay Meadows for $33.00 per paired share in cash or .9635 shares of Patriot, which closed Oct. 30, 1996 at $34.25. The shares of California Jockey Club, a real estate investment company, and Bay Meadows, a real estate management and operating company (together, "Cal Jockey and Bay Meadows"), are paired and trade as a single unit. Based on approximately 5.9 million fully diluted paired shares of Cal Jockey and Bay Meadows outstanding, the acquisition is valued at approximately $195 million.

The acquisition agreement was approved unanimously by the Boards of Patriot American, California Jockey Club and Bay Meadows and is subject to approval by the shareholders of Patriot American and the paired shareholders of Cal Jockey and Bay Meadows.

In connection with the transaction, Patriot American will merge into California Jockey Club and thereby assume Cal Jockey/Bay Meadows' unique "paired share" ownership structure. This


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structure, which was permitted by tax law until the early 1980s, pairs the shares of a real estate investment trust (REIT) with an operating company and, in the case of hotel REITs, allows shareholders to realize the economic benefits of hotel management, while maintaining the benefits of REIT tax status. Cal Jockey and Bay Meadows is one of only four companies in the United States that are grandfathered under U.S. tax law and continue to use this structure.

By assuming the paired share structure, Patriot American will have the ability to lease newly acquired hotels to its own paired operating company and thus obtain, for the benefit of Patriot's shareholders, greater cash flow from the acquired assets. At the same time, Patriot will also have the flexibility to work with its independent lessees to aggressively expand its portfolio.

"This acquisition represents a major strategic step forward for Patriot American," said Paul A. Nussbaum, Patriot's chairman and CEO. "The paired share structure provides Patriot American with multiple options for growth and greater flexibility in acquiring hotel assets. The structure will allow
Patriot to be even more competitive in the acquisition arena and increase shareholder value through hotel management profits."

"There are only two self-advised 'conflict-free' hotel REIT structures operating today," said Nussbaum. "Each helps ensure, in different ways, that shareholders receive the maximum return on their REIT investment. One structure is our innovative independent multi-tenant structure, which leverages the acquisition skills, niche expertise, and management skills of multiple hotel operating companies. The second structure, the 'paired share,' allows investors to benefit directly from both the REIT's ownership of hotels and the management operations of the properties. Upon completion of this transaction, Patriot American and its shareholders will be able to enjoy the benefits of both favorable structures. Following the acquisition, we intend to continue working closely with our independent lessees, while also building a strong hotel management organization within the paired operating company."

Pursuant to the acquisition agreement, the shareholders of Cal Jockey and Bay Meadows will have the option to receive, for each of their paired shares, either $33.00 in cash or 0.9635 shares of common stock of Patriot American as reconstituted following the merger. Patriot American's common stock closed yesterday at $34.25, making the market value of the stock consideration as of yesterday's close also equal to $33.00 per share. Patriot American, California Jockey Club and Bay Meadows intend to move forward with the proxy solicitation process as expeditiously as possible, with the goal of completing the acquisition in the first quarter of 1997. Following the merger, the reconstituted Patriot American Hospitality, Inc. will continue to be traded on the New York Stock Exchange under the symbol, PAH.

Pursuant to the acquisition agreement, Patriot American has advanced $2.9 million to Cal Jockey for payment of the breakup fee due upon termination of the prior acquisition agreement with Hudson Bay Partners, L.P. Patriot American will be entitled to receive a $5 million termination fee, and the repayment of the $2.9 million advance for the Hudson Bay termination fee in the event the Cal Jockey and Bay Meadows boards of directors receive a higher unsolicited offer which they accept pursuant to the exercise of their fiduciary responsibilities and in certain other circumstances.
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The Cal Jockey and Bay Meadows boards of directors each received a fairness opinion with respect to the transaction from Montgomery Securities, financial advisor to Cal Jockey and Bay Meadows. PaineWebber Incorporated acted as financial advisor to Patriot American, and provided a fairness opinion on the transaction.

"The Boards of Directors of California Jockey Club and Bay Meadows have determined that the Patriot American transaction represents a very attractive set of alternatives for our paired shareholders," said Kjell Qvale, chairman of California Jockey Club. "The acquisition agreement provides our shareholders with the option to accept either $33.00 in cash for their paired shares or to invest in Patriot American, one of the most successful REITs in the country, based upon yesterday's closing price."

Patriot American's performance has resulted in a total return on investment of approximately 50% to its shareholders in the last 13 months.

In connection with the acquisition, Patriot American will obtain ownership of all of the assets of California Jockey Club and Bay Meadows. The real estate assets which Patriot American will acquire consist principally of approximately 175 contiguous acres of land in San Mateo, California, including approximately 97 acres on which the historic Bay Meadows Racecourse is situated. Following the acquisition, Patriot American intends to continue racing operations at Bay Meadows Racecourse. In order to continue racing operations, Patriot will construct new stabling facilities on the main racecourse grounds, which it expects to finance principally from the cash balances of Cal Jockey and Bay Meadows.

"We are extremely pleased with this acquisition agreement, which not only provides superior value for our shareholders, but also helps to insure the continued operation of Bay Meadows Racecourse," said Jack Liebau, CEO and a director of Bay Meadows.

Patriot American Hospitality is one of the nation's largest and fastest-growing hotel REITs. Patriot's portfolio currently consists of 42 hotels with 10,246 rooms, primarily full-service hotels in major U.S. markets. Major hotel brands in Patriot's portfolio include Crowne Plaza, Doubletree, Embassy Suites, Grand Heritage, Hilton, Holiday Inn, Hyatt, Marriott, Radisson, Sheraton Four Points, WestCoast and Wyndham.

     For additional information regarding Patriot American free of charge via fax, dial 1-800-PRO-INFO and use the company's stock symbol "PAH."